Exhibit 4.10

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT dated as of September 27, 2006 (the “Effective Date”) is by and among ORAGENICS, INC., a Florida corporation (the “Purchaser”), IVIGENE CORPORATION, a Delaware corporation (the “Company”), and the individuals and entities whose names are set forth on the signature pages hereto being all of the holders of all of the issued and outstanding shares of the capital stock of the Company (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, the Stockholders are the owners all of the issued and outstanding shares of the capital stock of the Company (the “Stock”);

WHEREAS, the Stockholders desire to sell, and the Purchaser desires to purchase, the Stock pursuant to and in accordance with the terms and conditions of this Agreement; and

WHEREAS, Jeffrey Hillman and Ann Progulske-Fox are Stockholders of the Company and are involved in the management of the Company (each a “Management Stockholder” and collectively, the “Management Stockholders”) (the Management Stockholders and each of the other Stockholders are herein collectively referred to as the Stockholders) ; and

WHEREAS, the Company currently has a negative book value, no employees and no tangible assets, but does have a patent, and Purchaser has placed a value on the Company of $200,000; and

WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Stock pursuant to this Agreement, Purchaser shall own all of the issued and outstanding shares of the capital stock of the Company for the consideration and upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

SALE OF STOCK; CLOSING

§1.1 Sale of Stock. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein), each Stockholder shall severally sell, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase from each Stockholder, the number of shares of Stock in the Company owned by the Stockholders set forth opposite the name of each such Stockholder on the signature pages hereto. The certificates representing the Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by each such Stockholder transferring all such Stock. All necessary transfer tax and other revenue stamps shall be acquired at Purchaser’s expense and affixed. Each Stockholder agrees severally to cure any deficiencies with respect to the endorsement of the certificates representing such Stock or with respect to the stock powers accompanying any such certificates any time subsequent to the Closing.

§1.2 Purchase Price. As consideration for the sale and transfer of the Stock by the Stockholders to the Purchaser, the Purchaser shall deliver to each Stockholder shares of common stock of Purchaser (the “Purchase Price Shares”), as follows:

(a) One Hundred Thousand Dollars ($100,000) of the Purchase Price Shares will be deliverable to XTL Biopharmaceuticals Ltd. (“XTL”) for the 2,643 shares of preferred stock, par value $0.01 per share, of the Company held by XTL.

(b) One Hundred Thousand Dollars ($100,000) of the Purchase Price Shares will be deliverable to the Stockholders holding shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). Such Purchase Price Shares shall be deliverable to the Stockholders holding shares of Common Stock at the Closing by delivery to each Stockholder of its pro-rata portion of such Purchase Price Shares.

The Purchase Price Shares to be issued to each Stockholder shall be calculated using the prior 30 calendar days weighted average closing price per share of Purchaser’s common stock on the American Stock Exchange (adjusted for stock splits, recombinations and other similar events). The aggregate Two Hundred Thousand Dollars ($200,000) in Purchase Price Shares to be delivered to the Stockholders is referred to herein as the “Purchase Price.”

§1.3 Closing. The closing of the purchase and sale of the Stock (the “Closing”) shall take place on or prior to September 30, 2006 or such other date as the parties hereto may mutually determine (the “Closing Date”). If the Closing has not been consummated by September 30, 2006, any Stockholder shall have the right to withdraw from this Agreement and this Agreement shall be deemed terminated as to such Stockholder.

§1.4 Piggy-Back Registration Rights.

(a) During the period of time commencing on the Closing Date and terminating when all the Purchase Price Shares are eligible for resale under Rule 144 of the Securities Act of 1933 within a 90-day period, if (but without any obligation to do so) the Purchaser proposes to register under the Securities Act of 1933, as amended (the “Securities Act”), shares of common stock of the Purchaser ("Purchaser Common Stock") (other than a registration on Form S-4 or Form S-8 or any successor forms), then the Purchaser will give each Stockholder written notice at least twenty (20) days in advance of the anticipated effectiveness of the related registration statement. Upon the written request of any Stockholder given within ten (10) days after giving of such notice by the Purchaser (specifying the number of shares of Purchaser Common Stock proposed to be offered and sold by such Stockholder and setting forth the agreement of such Stockholder to comply with the provisions of this Section 1.4), the Purchaser will, subject to the next sentence, include in such registration statement all of the shares of Purchaser Common Stock that each such Stockholder (“Registrable Shares of Purchaser Common Stock”) has requested to be registered; provided, however, that the Purchaser will have the right to postpone or withdraw any registration statement pursuant to this Section 1.4 without obligation to any Stockholder. In the event that any registration pursuant to this Section 1.4 shall be, in whole or in part, an underwritten public offering of Purchaser Common Stock, the number of Registrable Shares of Purchaser Common Stock to be included in such an underwriting may be reduced pro rata among the Stockholders and any other stockholders registering shares of Purchaser Common Stock in the offering if and to the extent that the managing underwriter shall issue a written opinion that such inclusion would adversely affect the marketing of the securities to be sold by the Purchaser therein. All expenses of such registration, other than underwriting commissions and discounts and legal and other advisory expenses of the Stockholders (with the exception of reasonable fees and disbursements of a single counsel retained to represent all selling stockholders (including any Stockholders requesting the inclusion of Registrable Shares of Purchaser Common Stock in such registration), provided that such fees and disbursements shall not exceed $25,000, which counsel will be selected by the holders of a majority of the shares of Purchaser Common Stock sought to be included in such registration), will be borne by the Purchaser.

(b) In the event the Purchaser effects a registration to which this Section 1.4 is applicable, Purchaser will, as expeditiously as reasonably possible:

prepare and file with the Securities and Exchange Commission (the “SEC”) such amendments and supplements to the related registration statement and the prospectus included therein as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such registration statement;

furnish to the Stockholders without charge such number of copies of a prospectus and other documents as they may reasonably request in order to facilitate the disposition of the Registrable Shares of Purchaser Common Stock included in such registration;

notify the Stockholders at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and provide the Stockholders with such amendment or supplement to such prospectus as may be required to ensure that such prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

cooperate with the Stockholders to facilitate the timely preparation and delivery of certificates representing Registrable Shares of Purchaser Common Stock to be sold, which certificates will not bear any restrictive legends; and

cause the Registrable Shares of Purchaser Common Stock included in such registration statement to be listed on the same principal securities exchange or interdealer quotation system on which Purchaser Common Stock is then listed.

(c) With a view to making available to each Stockholder the benefits of Rule 144 under the Securities Act to the extent the Purchaser has not made available to such Stockholder the opportunity to dispose of such securities in a registered offering, Purchaser agrees to:

(i) make and keep public information available (as those terms are defined in Rule 144, including paragraph (c)(2) of such Rule);

(ii) file with the SEC in a timely manner reports and other documents, if any, required of Purchaser under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and comply with all other public information reporting requirements of the SEC that are conditions to the availability of Rule 144;

(iii) furnish to the Stockholders promptly upon request a written statement by the Purchaser as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Purchaser filed with the SEC, if any, and such other reports and documents of the Purchaser as the Stockholders may reasonably request in availing themselves of any rule or regulation of the SEC allowing the Stockholders to sell shares of Purchaser Common Stock without registration; and

(iv) from time to time, upon the request of any Stockholder, cause counsel to the Purchaser promptly to issue, at the expense of the Purchaser, an opinion to the transfer agent for the Purchaser Common Stock and the broker for the applicable Stockholder confirming that shares of Purchaser Common Stock issued hereunder may be sold without registration under the Securities Act pursuant to Rule 144 promulgated under the Securities Act.

(d)(i) The Purchaser will indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Shares of Purchaser Common Stock registered pursuant to this Section 1.4, the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents, affiliates, advisors, brokers and employees of any such controlling person, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent the same are based solely upon information with respect to such holder furnished in writing to the Purchaser by such holder expressly for use therein; provided, however, that the Purchaser will not be liable to any holder of Registrable Shares of Purchaser Common Stock to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A)(i) such holder failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such holder of a Registrable Share of Purchaser Common Stock to the person asserting the claim from which such Losses arise and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission or (B) such untrue statement or alleged untrue statement or such omission or alleged omission is corrected in an amendment or supplement to the prospectus previously furnished by or on behalf of the Purchaser with copies of the prospectus as so amended or supplemented delivered by the Purchaser, and such holder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Share of Purchaser Common Stock to the person asserting the claim from which such Losses arise; provided, further, however, that the indemnity agreement contained in this Section 1.4(d)(i) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Purchaser (which consent will not be unreasonably withheld). The rights of any holder of Registrable Shares of Purchaser Common Stock hereunder will not be exclusive of the rights of any holder of Registrable Shares of Purchaser Common Stock under any other agreement or instrument of any holder of Registrable Shares of Purchaser Common Stock to which the Purchaser or one of its Affiliates is a party.

(ii) Each holder of Registrable Shares of Purchaser Common Stock registered pursuant to this Section 1.4 will indemnify and hold harmless, to the fullest extent permitted by law, the Purchaser and its Affiliates, the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each underwriter of securities covered by a registration statement subject to this Section 1.4, each person who controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the officers, directors, agents, affiliates, advisors, brokers and employees of any such underwriter or controlling person and each other holder of Registrable Shares of Purchaser Common Stock, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent the same are based upon information with respect to such holder furnished in writing to the Purchaser by such holder expressly for use therein and was relied on by the Purchaser in the preparation thereof; provided, however, that the indemnity agreement contained in this Section 1.4(d)(ii) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such holder of Registrable Shares of Purchaser Common Stock (which consent will not be unreasonably withheld). The rights of the Purchaser and its Affiliates hereunder will not be exclusive of the rights of the Purchaser and its Affiliates under any other agreement or instrument of the Purchaser or any of its Affiliates to which any holder of Registrable Shares of Purchaser Common Stock is a party. In no event will the liability of any selling holder of Registrable Shares of Purchaser Common Stock hereunder be greater in amount than the dollar amount of proceeds (net of payment of all expenses and underwriters’ discounts and commissions) received by such holder upon the sale of the Registrable Shares of Purchaser Common Stock giving rise to such indemnification obligation.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE STOCKHOLDERS

§2A. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as follows, except as set forth on the Disclosure Schedule attached hereto and made a part hereof, each of which exception shall specifically identify and be limited to the relevant subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder (the “Disclosure Schedule”):

§2.1 Organization; Good Standing and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business and in good standing as a foreign corporation in all other jurisdictions in which the character or location of the properties owned or leased by the Company or the nature of the business conducted by the Company makes such qualification necessary. The Company has full corporate power and authority to own and use its property, to carry on its business as now being conducted and to enter into and perform all of its obligations under this Agreement and the other agreements to be executed, delivered and performed by the Company hereunder. The Company has taken all necessary corporate action to authorize and approve the execution, delivery and performance of this Agreement (including approval by the Board of Directors of the Company and the Stockholders). This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

§2.2 No Conflict; Authorization. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will (i) violate or conflict with any provision of the Articles of Incorporation or By-laws of the Company or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Company or any of its assets or properties is subject, or (ii) result in the breach or termination of any provision of, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or exercise any remedy under, or require any notice or constitute a breach or default under, any note, bond, indenture, lease, agreement or other instrument or obligation to which the Company is a party or by which any of the assets or properties of the Company may be subject, bound or affected. No authorization, consent or approval of any public body or authority is necessary to the validity of the transactions contemplated by this Agreement. All necessary approvals of the parties under any contracts, commitments or understandings to which the Company is a party or any other person required to permit the consummation on the part of the Company of the transactions contemplated in this Agreement have been or will be obtained by the Company on or before the Closing Date. The Company is not a party to any contract or subject to any other legal restriction that would prevent or restrict complete fulfillment by the Company of all of the terms and conditions of this Agreement or compliance with any of their obligations hereunder.

§2.3 Capital Stock. The Company has an authorized capitalization consisting of one hundred thousand (100,000) shares of common stock, $0.01 par value, and twenty thousand (20,000) shares of preferred stock, $0.01 par value, of which ten thousand five hundred and seventy two (10,572) shares of common stock and two thousand six hundred and forty three (2,643) shares of preferred stock are issued and outstanding and constitutes the Stock. The Stock has been duly authorized, is validly issued and is fully paid and nonassessable. There are no other shares of any class of stock of the Company issued and outstanding. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company. None of the Stock was issued in violation of the Securities Act of 1933 or any other applicable federal or state law.

§2.4 Subsidiaries. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

§2.5 Financial Statements and No Material Changes. The Company has delivered to the Purchaser (a) the unaudited balance sheet of the Company as at December 31, 2005 and the related statements of income, changes in stockholders’ equity and cash flow for the fiscal year then ended and (b) the unaudited balance sheet of the Company as at March 31, 2006 (the “ Balance Sheet”) and the related statements of income, changes in stockholders’ equity and cash flow for the three months then ended, including in each case the notes thereto (collectively the “Financial Statements”). The date of the Balance Sheet is referred to herein as the “Balance Sheet Date”. The Financial Statements, including the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied by the Company according to past practice throughout the periods indicated. The Financial Statements fairly present the financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company as at the respective dates and for the periods indicated. Since the Balance Sheet Date through the Closing Date there has been no material adverse change in the assets or liabilities or in the business or condition, financial or otherwise, or in the results of operations or prospects of the Company.

§2.6 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to the Purchaser prior to the Closing, are complete and accurate. The minute books of the Company contain complete and accurate records of all meetings held of, and corporate action and written consent taken by, the Stockholders, the Board of Directors and all committees of the Board of Directors of the Company, and no meeting of any Stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

§2.7 Real Property. The Company does not own any real property.

§2.8 Leases. The Disclosure Schedule contains an accurate and complete list and description of the terms of all leases to which the Company is a party as lessee. Each such lease is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such lease. The Company has not knowingly violated or been given notice of violation of any of the terms or conditions under any such lease in any material respect, and to the best knowledge, information and belief of the Company and the Stockholders, all of the covenants to be performed by any other party under any such lease have been fully performed. The property leased by the Company is in a state of good maintenance and repair and is adequate and suitable for the purposes for which it is presently being used.

§2.9 Fixed Assets. The Disclosure Schedule sets forth a true, correct and complete list, description and location of the items of machinery, equipment, furniture, fixtures, tools, signs, small wares and other items of tangible personal property (excluding inventory) which are owned by the Company and used or useful in or pertain to the Company’s business or the operation thereof, whether or not reflected on the books of the Company or in the possession of the Company and whether or not presently in use (collectively, the “Fixed Assets”). The Fixed Assets are in good operating condition and repair, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are currently being used.

§2.10 Material Contracts. The Disclosure Schedule contains an accurate and complete list, and the Stockholders have delivered to the Purchaser true and complete copies, of (a) any agreement, contract or commitment relating to the employment of any person by the Company, and any bonus, deferred compensation, pension, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan; (b) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock; (c) any agreement, contract or commitment relating to capital expenditures; (d) any loan or advance to, or investment in, any other person or any agreement, contract or commitment relating to the making of any such loan, advance or investment; (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of the Stockholders, any person or any entity (other than the endorsement of negotiable instruments for collection in the ordinary course of business); (f) any management service, consulting or any other similar type contract; (g) any agreement, contract or commitment limiting the freedom of the Company or any of the Stockholders to engage in any line of business or to compete with any other person; (h) any agreement, contract or commitment not entered into in the ordinary course of business which involves the payment in the aggregate of Two Thousand Dollars ($2,000.00) or more and is not cancelable without penalty within (30) days; and (i) any agreement, contract or commitment which might reasonably be expected to have a potential material impact on the business or operations of the Company. Each such contract or agreement is in full force and effect, is valid and enforceable in accordance with its terms and there exists no default or event of default or event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. The Company has not knowingly violated or been given notice of a violation of any of the terms or conditions of any such contract or agreement in any material respect, and, to the best knowledge, information and belief of the Company, all of the covenants to be performed by any other party thereto have been fully performed. Contracts made in the ordinary course of business involving annual aggregate payments by the Company of less than Two Thousand Dollars ($2,000.00) shall be deemed not to be material for purposes of this Section 2.10.

§2.11 Restrictive Documents. Except as set forth in the Disclosure Schedule, the Company is not subject or party to any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, order, judgment or decree, or any other restriction of any kind or character, which materially adversely affects the business practices, operations or condition (financial or otherwise) of the Company or any of its assets or properties, or which would prevent consummation of the transactions contemplated by this Agreement or the continued operation of the Company’s business after the date hereof or the Closing Date on substantially the same basis as heretofore operated or which would restrict the ability of the Company to acquire any property or conduct business in any area.

§2.12 Litigation. Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding at law or in equity by any person or entity, or any arbitration or any administrative or other proceeding by or before (or to the best knowledge, information and belief of the Company any investigation by) any governmental or other instrumentality or agency, pending, or to the best knowledge, information and belief of the Company, threatened against or affecting the Company or any of its properties or rights which could (i) materially and adversely affect the right or ability of the Company to carry on its business as now conducted; (ii) materially and adversely affect the condition, whether financial or otherwise, or properties of the Company; or (iii) question the validity of this Agreement or any of the transactions contemplated hereby; and the Company does not know of any event or circumstance that may give rise to or serve as a basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse affect on any of its operations, business practices or on its ability to acquire any property or conduct business in any area.

§2.13 Taxes.

(a) The Company has filed or will file, within the times and within the manner prescribed by law, all federal, state, local and foreign income tax returns and all other tax reports and returns which are required to be filed by or with respect to the Company. Each such return and report accurately reflects or will accurately reflect all required and appropriate liability for taxes of the Company for the periods covered thereby. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by or due from the Company have been fully paid or fully provided for in the books and financial statements of the Company except for such taxes which are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheet and which are disclosed in the Disclosure Schedule. The federal and state income and all other tax liabilities of the Company have been paid by the Company for all fiscal years to and including the year ended December 31, 2005. The Company is not currently the beneficiary of any extension of time within which to file any tax returns. In the event any federal or state tax liabilities and obligations have not been determined as of the date hereof or the filing of any tax returns has been extended by the appropriate governmental agencies, the Stockholders shall remain responsible for and agree to pay any and all taxes (including penalties, interest and costs associated therewith) due for all periods prior to the Effective Date. The Purchaser agrees to cooperate with the Stockholders and assist them with the preparation of such tax returns.

(b) The Disclosure Schedule contains a complete and accurate list of all audits of the Company’s tax returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings. No examination, audit or inquiry of any tax return, federal, state or otherwise of the Company is currently in progress and the Company has not received notice of intent to commence any examination, audit or inquiry of any such tax return from any taxing authority. The Company is not a party to any tax sharing agreement that will require any payment by it after the Effective Date.

§2.14 Liabilities. Except as set forth in the Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet and current liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business. The Company is not in default in any material respect under the terms or conditions of any indebtedness for which it is obligated directly, indirectly or as an endorser thereof. To the best knowledge and belief of the Company and the Stockholders, the holders and payees of any and all of the Company’s liabilities, material or otherwise, will not accelerate or demand payment from the Company of any such liabilities as a result of the consummation of the transactions herein described.

§2.15 Insurance. Set forth in the Disclosure Schedule is a true and complete list of all insurance policies which the Company maintains with respect to its business, properties, officers, directors and employees. All such policies are in full force and effect and accurate and complete copies thereof have been delivered to the Purchaser. The Company has paid all premiums due, and has otherwise performed all of its obligations under such policies and there currently exists no right of termination or refusal of coverage on the part of the insurance carriers as a result of any prior default on the part of the Company. Such policies, with respect to their amounts and types of coverage, are adequate to insure against material risks to which the Company and its properties and assets are normally exposed in the operation of its business, are issued by an insurer that is financially sound and reputable, will continue in full force and effect following the consummation of this transaction and do not provide for any retrospective premium adjustment or other experience based liability on the part of the Company. Since the Balance Sheet Date there has not been any material adverse change in the Company’s relationship with its insurers or in the premiums payable pursuant to such policies.

§2.16 Intellectual Properties. The Disclosure Schedule lists all patents, unpatented inventions, software, know-how, trade secrets, confidential information, customer lists, trade names, trademarks, service marks, copyrights and all registrations and applications therefore and licenses thereto owned or used by the Company in the operation of its business (collectively the “Intellectual Property”). The Intellectual Property has been validly issued and is owned by the Company free and clear of all liens, claims, restrictions and encumbrances of any nature whatsoever, and the Company has the exclusive right to use the Intellectual Property in the operation of its business without payment to a third party. No Intellectual Property infringes or is infringed upon by any rights of third parties or is involved in any opposition, invalidation or cancellation action.

§2.17 Compliance with Laws. The Company is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees of each and every jurisdiction in which the Company is doing business, including applicable federal laws and regulations, the violation of which would have a material adverse effect on the Company. The Company has not received any notice or other communication from any governmental authority or agency regarding any actual, alleged, possible or potential violation of, or failure to comply with, any law, regulation, order, judgment or decree and, to the best knowledge and belief of the Company, there does not exist any basis for any claim of default under or violation of any such law, regulation, order, judgment or decree.

§2.18 Inventory; Accounts Receivable.

(a) The inventory of equipment, parts and supplies of the Company (including its rental equipment) as reflected on the Balance Sheet has been acquired and maintained in the ordinary course of business, is of good and merchantable quality and consists of a quality and quantity usable, leasable or saleable in the ordinary course of the Company’s business within a period of one (1) year from the Closing Date and is not subject to any write down or write off for obsolescence or otherwise under generally accepted accounting principles. The Company is not under any liability or obligation with respect to the return of any inventory of equipment, parts or supplies in the possession of any third party. All inventories not written off have been priced at the lower of cost or market value on a first in, first out basis. The quantities of each item of inventory are reasonable and not excessive.

(b) The amount of all accounts receivable, unbilled invoices and other debts (collectively the “Accounts Receivable”) due or recorded in the records and books of account of the Company as being due to the Company as at the Effective Date represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable will be collectible in full in the ordinary course of business and in any event not later than ninety (90) days after the Closing Date, except as provided for in the reserve for doubtful accounts appearing on the Balance Sheet. None of the Accounts Receivable is or will at the Closing Date be subject to any counterclaim or set-off. There has been no material adverse change since the Balance Sheet Date in the amount of Accounts Receivable, or the allowances with respect thereto, from that reflected in the Balance Sheet.

§2.19 Employees.

(a) The Disclosure Schedule sets forth an accurate and complete list of all employees of the Company showing as to each the nature of the employee’s job, years of service, the amount or rate of compensation, all accruals of vacation, personal days and sick leave and eligibility to participate in any of the Company’s pension, retirement, profit sharing, deferred compensation, stock bonus, stock option, stock ownership, insurance, medical or any other employee benefit plan.

(b) No employee of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non competition or proprietary rights agreement, that in any way adversely affects (i) the performance of his or her duties as an employee of the Company, (ii) the ability of the Company to conduct its business or (iii) the consummation of the transactions contemplated by this Agreement.

§2.20 Environmental Matters. Except as set forth in the Disclosure Schedule:

(a) The Company is, and at all times has been, in full compliance with, and has not been and is not presently in violation of or liable under, any federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses and permits relating in any way to the protection of the environment, including, without limitation, the Clean Air Act, the Clean Water Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), and the Toxic Substances Control Act and any amendments or extensions of the foregoing and the regulations promulgated thereunder (collectively, the “Environmental Laws”). The Company has not received any notice of any actual or potential violation of or failure to comply with any Environmental Law or of any actual or threatened obligation to undertake or bear the cost of any expense, liability or other liability arising from or under any Environmental Law with respect to the any of its properties or assets or with respect to any property or facility at or to which any “hazardous materials” were generated, manufactured, refined, transferred, imported, used or processed by the Company or from which hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) None of the Company’s properties is contaminated by or contains any toxic substance, as defined in RCRA. No claim, action, suit or proceeding is pending or, to the Company’s knowledge, threatened against the Company, before any court or other governmental authority or arbitration tribunal, relating to hazardous substances, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting the Company or its assets or properties with respect to the same. To the knowledge of the Company or the Stockholders, there has never been, and there is not presently occurring, any “release” of any “hazardous substance” on or from any of the Company’s leased or owned properties. The Company has not received any notice from any government agency or private or public entity advising it that it is responsible for response costs with respect to a release, a threatened release or clean up of chemicals produced by, or resulting from, any business, commercial or industrial activities, operations, or processes, including, but not limited to, hazardous substances, as defined under CERCLA, and has not received any information requests under CERCLA from any government agency. Neither the Company nor any of the Stockholders have any knowledge of a violation of the Environmental Laws in connection with the ownership, use, maintenance, or operation of any of the Company’s leased or owned real properties by the owner thereof or any other person. There are no facts or circumstances which the Company reasonably expects could form the basis for the assertion of any “claim” against the Company relating to environmental matters including, but not limited to, any claim arising from past or present environmental practices asserted under the Environmental Laws, which the Company believes might have a material adverse effect on the business, results of operations, financial condition or prospects of the Company taken as a whole.

(c) There are no hazardous materials present on any of the Company’s properties or at any geologically or hydrologically adjoining property, including any hazardous materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such properties or such adjoining property, or incorporated into any structure therein or thereon. Neither the Company nor any other person for whose conduct they are or may be held responsible has permitted or conducted, or is aware of, any “hazardous activity” conducted with respect to any properties or assets (whether real, personal or mixed) in which the Company has or had an interest except in full compliance with all applicable Environmental Laws. Neither the Company nor any other person for whose conduct they are or may be held responsible, has any liabilities with respect to any properties and assets (whether real, personal or mixed) in which the Company (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining any such properties or assets.

(d) The Company has delivered to the Purchaser true and complete copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by the Company pertaining to hazardous materials or hazardous activities in, on, or under the Company’s properties or concerning compliance by the Company or any other person for whose conduct they are or may be held responsible with all Environmental Laws.

(e) As used herein, the terms “hazardous substances(s)” or “hazardous material(s)” shall include any pollutants, dangerous substances, toxic substances, hazardous wastes, hazardous materials or hazardous substances as defined in or pursuant to RCRA and CERCLA, or any other federal, state or local environmental law, ordinance, rule or regulation, except that, for purposes of this Agreement, “petroleum” (including crude oil or any faction thereof) shall be deemed a “hazardous substance.” “Release” shall have the same meaning as defined in CERCLA. “Claim” shall mean any and all claims, demands, causes of actions, suits, proceedings, administrative proceedings, losses, judgments, attorneys’ fees, and any other expenses incurred, assessed or sustained by or against the Company. “Hazardous activity” shall mean the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, treatment or use of hazardous materials in, on, under, about or from any properties or assets in which the Company has or had an interest.

§2.21 Bank Accounts, Powers of Attorney. Set forth in the Disclosure Schedule is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box, the names of all persons authorized to draw thereon or to have access thereto and the current balances maintained in all such accounts reconciled to the date immediately preceding the Closing Date, and (b) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

§2.22 Absence of Changes. Since the Balance Sheet Date there has not been any material adverse change in the business, operations, assets, properties, prospects or condition of the Company and no event has occurred or circumstance exists that may result in such a material adverse change. Since the Balance Sheet Date the Company has not, except as expressly set forth in the Disclosure Schedule (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, claim, restriction or charge of any kind except in the ordinary course of business, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) suffered any loss, damage or destruction to any of its assets or properties, whether or not covered by insurance, materially and adversely affecting the Company, (v) entered into any contract or made any capital expenditure or commitment therefore, except in the ordinary course of business, (vi) declared or paid any dividend or made any distribution on any shares of its capital stock or deeded, purchased or otherwise acquired any shares of its capital stock or granted any option, warrant or other right to purchase or acquire any such shares, (vii) made any bonus payments or profit sharing distributions or payments of any like kind to the employees, Stockholders, officers or directors of the Company, (viii) increased its indebtedness for borrowed money, except current borrowings from banks in the ordinary course of business, or made any loan to any employee, Stockholder, person or entity, (ix) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Company, (x) granted any increase in the rate of wages, salaries, bonuses or other remuneration to any executive employee or other employee, except in the ordinary course of business, (xi) canceled or waived any claims or rights of substantial value, (xii) made any change in any method of business accounting or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business, (xiii) amended its Articles of Incorporation or By-Laws, or (xiv) agreed, whether or not in writing, to do any of the foregoing. The Company and the Stockholders represent, warrant and agree that during the period from the Balance Sheet Date to the Closing Date, the Company has conducted its business in the ordinary and usual course, used its best efforts to preserve intact its business organization, kept available the services of its officers and employees, and maintained satisfactory relationships with vendors, licensors, suppliers, distributors, clients and others having business relationships with the Company.

§2.23 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of the Company is or will be entitled to any commission or broker’s or finder’s fees from any of the parties hereto or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

§2.24 Copies of Documents. The Company has caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Agreement or in any Schedule to be attached hereto and made a part hereof. The Company has given the Purchaser access to all information relating to the Company’s capital structure, financial condition, business operations and all additional information which the Purchaser has requested.

§2.25 Disclosure. No representation or warranty of the Company in this Agreement, and no statement in the Disclosure Schedule or any exhibit or certificate delivered in accordance with the terms hereof by any of the Company’s directors or officers in connection with the transactions contemplated hereby, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company which materially and adversely affects the assets, properties, business, prospects, financial condition or results of operation of the Company which has not been disclosed and set forth in this Agreement or the Disclosure Schedule.

§2.B Representations and Warranties of the Stockholders. Each Stockholder severally represents and warrants to the Purchaser as follows:

§2B.1 Ownership of Stock. The Stockholder is and on the Closing Date will be the record and beneficial owner and holder of the number of shares of Stock listed opposite Stockholder’s name on the signature pages hereto, free and clear of all liens, pledges, encumbrances, restrictions, voting trusts and claims of every kind created by or through such Stockholder, and the delivery to the Purchaser of the Stock held by such Stockholder pursuant to the provisions of this Agreement, duly endorsed to the Purchaser, will transfer to the Purchaser valid title thereto, free and clear of all liens, pledges, encumbrances, restrictions, voting trusts and claims of every kind created by or through such Stockholder.

§2B.2 Authority. The Stockholder has the capacity, power and legal right to execute, deliver and perform all of the Stockholder’s obligations under this Agreement and the other agreements to be executed, delivered and performed by the Stockholder hereunder, to sell the Stock to the Purchaser and to consummate the transactions contemplated hereby and thereby.

§2B.3 Agreements, Judgment and Decrees Affecting Stockholders. The Stockholder is not subject to any agreement, judgment or decree adversely affecting Stockholder’s ability to act as employees of the Company, if applicable, to enter into this Agreement or any other agreement to be entered into pursuant hereto, or to consummate the transactions contemplated herein and therein.

§2.B.4 Securities Law Representations. The Stockholder is acquiring the Purchase Price Shares for Stockholder’s own account for investment purposes only and not with a view to distribution thereof with the meaning of the Securities Act of 1933.

EXCEPT AS PROVIDED IN THIS SECTION 2.B (AND WITH RESPECT TO THE MANAGEMENT STOCKHOLDERS ONLY, IN SECTION 7.2) THE SALE OF THE STOCK BY THE STOCKHOLDERS HEREUNDER IS ON AN "AS IS" BASIS WITHOUT REPRESENTATION, WARRANTY OR LIABILITY OF ANY KIND OR NATURE WHATSOEVER, EXPRESS OR IMPLIED.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

§3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants as follows:

§3.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

§3.2 Corporate Authority. The Purchaser has full corporate power and authority to execute, deliver and perform this Agreement; this Agreement has been duly authorized and approved by all required corporate action of the Purchaser; and this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms.

§3.3 No Conflict; Authorization. Neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will violate or conflict with any provision of the Articles of Incorporation or By-laws of the Purchaser or any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which the Purchaser or any of its assets or properties is subject. No authorization, consent or approval of any public body or authority is necessary to the validity of the transactions contemplated by this Agreement.

§3.4 Purchase for Investment. The Purchaser is acquiring the Stock for its own account for investment purposes only, and not with a view to the distribution thereof within the meaning of the Securities Act of 1933.

§3.5 Broker’s or Finder’s Fees. No agent, broker, person or firm acting on behalf of the Purchaser is or will be entitled to any commission or broker’s or finder’s fees from any of the parties hereto or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein. Any such broker’s or finder’s fees will be paid by the Purchaser.

§3.6 Subsidiaries. The Purchaser does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

§3.7 SEC Reports. Since January 1, 2005, the Purchaser has filed all required reports, schedules, forms, statements and other documents with the SEC (such documents filed since January 1, 2005, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the “Purchaser SEC Documents”). As of their respective dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Purchaser SEC Documents, and none of the Purchaser SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Purchaser included in the Purchaser SEC Documents, as of their respective dates, complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Purchaser as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein that are not expected by Purchaser to be material individually or in the aggregate). No material adverse change in the business, assets, operations or financial condition of the Purchaser has occurred since the end of the period covered by the most recently filed the Purchaser SEC Document.

§3.8 Undisclosed Liabilities. Except as disclosed in the Purchaser SEC Documents, and except for liabilities incurred since the end of the period covered by the most recently filed Purchaser SEC Document in the ordinary course of business consistent with past practices, the Purchaser does not have any liabilities, either accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate, are reasonably likely to have a material adverse change in the business, assets, operations or financial condition of the Purchaser.

ARTICLE IV

CONDITIONS TO PURCHASER’S OBLIGATIONS

§4. Conditions to Purchaser’s Obligations. The Purchaser’s obligation to purchase the Stock and to take the other actions required to be taken by the Purchaser at the Closing is conditional upon receipt by the Purchaser of not less than all of the issued and outstanding shares of Stock from the Stockholders, receipt of all the documents required to be delivered pursuant to this Article 4, and compliance with all of the terms of this Article 4, unless any such condition shall have been waived by the Purchaser in its sole discretion.

§4.1 Good Standing. The Company shall have delivered to the Purchaser (a) a copy of the Company’s Certificate of Incorporation, including all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation, (b) certificates from the Secretary of State or other appropriate official of the Company’s jurisdiction of incorporation to the effect that the Company is in good standing in such jurisdiction and listing all charter documents of the Company on file, and (c) a certificate from the Secretary of State or other appropriate official in each state in which the Company is qualified to do business to the effect that the Company is in good standing in such state.

§4.2 No Material Adverse Change. From the Balance Sheet Date to the Closing Date, there shall have been no material adverse change in the assets or liabilities, the business or condition, financial or otherwise, the results of operations, or prospects of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God or other public force or otherwise, and the President of the Company and the Management Stockholders shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

§4.3 Truth of Representations and Warranties.

(a) The representations and warranties of the Company contained in this Agreement, the Disclosure Schedule or in any exhibit or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are by their expressed provisions made as of a specified date and (ii) for the effect of transactions contemplated by this Agreement, and the President of the Company and the Management Stockholders shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

(b) The representations and warranties of the Stockholders contained in this Agreement, the Disclosure Schedule or in any exhibit or certificate delivered pursuant hereto shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent such representations and warranties are by their expressed provisions made as of a specified date and (ii) for the effect of transactions contemplated by this Agreement, and each Stockholder shall have delivered to the Purchaser a certificate solely as to such Stockholder, dated the Closing Date, to such effect.

§4.4 Performance of Agreements. Each and all of the agreements of the Company and the Stockholders to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the President of the Company and the Management Stockholders shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

§4.5 No Litigation Threatened. No action or proceeding shall have been instituted or, to the best knowledge, information and belief of the Company or the Management Stockholders, shall have been threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby. The President of the Company and the Management Stockholders shall have delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

§4.6 Resignations of Directors and Officers. The directors and officers of the Company shall have delivered their resignations to the Company effective as of the Closing Date.

§4.7 Termination of Employee Benefit Plans. All employee benefit plans shall have been terminated, and all payments owing thereunder shall have been paid.

ARTICLE V

CONDITIONS TO THE STOCKHOLDERS’ OBLIGATIONS

§5. Conditions to the Stockholders’ Obligations. The Stockholders’ obligation to sell the Stock and to take the other actions required to be taken by the Stockholders at the Closing is conditional upon receipt by the Stockholders of the Purchase Price Shares at the Closing, receipt of all of the documents required to be delivered pursuant to Article 5 and compliance by the Purchaser with all of the terms of Article 5, unless any such condition shall have been waived by the Stockholders in their sole discretion.

§5.1 Truth of Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and Purchaser shall have delivered to the Stockholders a certificate, dated the Closing Date, to such effect.

§5.2 Performance of Agreements. Each and all of the agreements of the Purchaser to be performed on or before the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and the Purchaser shall have delivered to the Stockholders a certificate, dated the Closing Date, to such effect.

ARTICLE VI

POST CLOSING MATTERS

§6.1 Further Assurances. From time to time after the Closing and without further consideration from the Purchaser, the Stockholders, at their sole cost and expense, shall execute and deliver, or cause to be executed and delivered, to the Purchaser such further instruments of sale, assignment, transfer and delivery as the Purchaser may reasonably request in order to more effectively sell, assign, transfer and deliver the Stock to the Purchaser. From time to time after the Closing, at the Purchaser’s sole expense, the Stockholders shall take such other action as the Purchaser may reasonably request in order to more effectively sell, assign, transfer and deliver the Stock to the Purchaser, and consummate the transactions contemplated hereby and to afford to the Purchaser the benefit of the transactions contemplated hereby. At the request of the Purchaser, at the Purchaser’s sole expense, the Management Stockholders shall cooperate with the Purchaser in the preparation of any financial statements or tax returns and participate as witnesses in any lawsuit, investigation or administrative hearing involving the Company.

§6.2 Confidentiality. Each Stockholder covenants and agrees that, for a period of two (2) years following the Effective Time, Stockholder will hold all information concerning the Company (other than information which (i) is or becomes generally available to the public, (ii) is or becomes available to the Stockholder or the Company on a non-confidential basis (from a source that is not prohibited from disclosing such information to such persons by a contractual, legal or fiduciary obligation), or (iii) is independently developed without use of proprietary information owned by the Company) confidential and shall not use themselves or voluntarily disclose (other than pursuant to legal process after the Purchaser is given notice so that the Purchaser can, if it so desires, seek to restrict or otherwise limit disclosure) to others any such information. Each Stockholder further covenants and agrees that Stockholder will keep confidential and not use independently from the Purchaser trade secrets of the Company.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

§7.1 Survival of Representations and Warranties. The respective representations and warranties of the Company, the Stockholders and the Purchaser contained in this Agreement or in any Schedule delivered pursuant hereto shall survive the purchase and sale of the Stock contemplated hereby.

§7.2 Indemnification.

(a) The Management Stockholders agree severally, to indemnify, defend and hold harmless the Purchaser and its officers, directors, employees, agents and “affiliates” (as such term is defined in Rule 405 of the Securities Act of 1933) (the “Indemnified Purchaser Parties”) from and against any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney’s and accountant’s fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character (any “Losses”) arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or breach of any warranty of the Company contained in this Agreement, in any books or records of the Company, or in any Schedule, certificate, instrument or other document or agreement executed or delivered by the Company in connection with this Agreement; (ii) any failure by the Company to perform or observe any covenant, agreement or condition to be performed or observed by any of them under this Agreement or under any schedule, certificate, instrument or other document or agreement executed by any of them in connection with this Agreement; or (iii) any claim asserted by any person, entity, agency, organization or body against the Purchaser or the Company, as a result of any hazardous activity (as defined in Section 2.20(e) herein) on, at or about any of the Company’s leased or owned real properties at any time prior to the Closing Date, or the costs and expenses associated with cleaning up, removing, disposing of or otherwise eliminating any hazardous substance or hazardous material therefrom or any other liability under any applicable Environmental Law. The obligations of the Management Stockholders to indemnify the Purchaser as herein stated shall survive the consummation of the transactions herein described.

(c) The Purchaser agrees to indemnify, defend and hold harmless the Stockholders from and against any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney’s and accountant’s fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character, including tax costs, arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or breach of any warranty of the Purchaser contained in this Agreement, in any Schedule, certificate, instrument or other document or agreement executed or delivered by the Purchaser in connection with this Agreement; (ii) any failure by the Purchaser to perform or observe any covenant, agreement or condition to be performed or observed by it under this Agreement or under any schedule, certificate, instrument or other document or agreement executed by it in connection with this Agreement; or (iii) the failure of the Purchaser to fully pay and discharge any and all debts and obligations of the Company that have been guaranteed by the Stockholders and which have been fully disclosed on the Balance Sheet.

(d) If the Purchaser believes that a matter has occurred that entitles it to indemnification under Section 7.2(a) or the Stockholders believe that a matter has occurred that entitles them to indemnification under Section 7.2(b) and is not attributable to a third party claim, the Purchaser or Stockholders, as the case may be (the “Indemnified Party”), shall give written notice to the party or parties against whom indemnification is sought (which shall not include any Stockholder that is not a Management Stockholder) (each of whom is referred to herein as an “Indemnifying Party”) describing such matter in reasonable detail. The Indemnified Party shall be entitled to give such notice prior to the establishment of the amount of its losses, liabilities, costs or damages, and to supplement its claim from time to time thereafter by further notices as they are established. The Indemnifying Party shall send a written response to such claim for indemnification within thirty (30) days after receipt of the claim stating its acceptance or objection to the indemnification claim, and explaining its position with respect thereto in reasonable detail. If the Indemnifying Party gives a timely objection notice, then the parties will negotiate in good faith to attempt to resolve the dispute. Upon the expiration of an additional thirty (30) day period from the date of the objection notice or such longer period as to which the Indemnified and Indemnifying Parties may agree, any such dispute shall be submitted to arbitration in New York, New York to a member of the American Arbitration Association mutually appointed by the Indemnified and Indemnifying Parties (or, in the event the Indemnified and Indemnifying Parties cannot agree on a single such member, to a panel of three members selected in accordance with the rules of such Association), who shall promptly arbitrate such dispute in accordance with the rules of such Association and report to the parties upon such disputed items, and such report shall be final, binding and conclusive on the parties. Judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from, and have paid by, the other party hereto to all fees and disbursements of such arbitrator or arbitrators and reasonable attorney’s fees, costs and expenses incurred by the prevailing party in such arbitration.

(e) If a third person asserts a claim against an Indemnified Party in connection with a matter giving rise to indemnification rights hereunder, the Indemnified Party shall promptly notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, at its election, to pursue the defense or settlement of such claim by giving prompt notice to the Indemnified Party that it will do so, such election to be made and notice given in any event at least five (5) days prior to the time at which an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, the Indemnifying Party may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party’s approval, not to be unreasonably withheld), will be responsible for the expenses of such defense, and shall be bound by the results of its defense or settlement of the claim to the extent it produces damage or loss to the Indemnified Party. The Indemnifying Party shall not settle such claims without prior written notice to and consultation with the Indemnified Party, and no such settlement involving any injunction or material and adverse effect on the Indemnified Party may be agreed to without its consent. As long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld. If the Indemnifying Party does not make such election, or having made such election does not proceed diligently to defend such claim prior to the time at which an answer or other responsive pleading or notice with respect thereto is required, or does not continue diligently to contest such claim, then the Indemnified Party may conduct the defense and proceed with such claim in its exclusive discretion, and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third party claims, and the defending party shall have reasonable access to records, information and personnel in control of the other party which are pertinent to the defense thereof.

(f) The right to indemnification, payment of damages or any other remedy based on the representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted or any knowledge acquired, whether before or after the execution of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants and agreements.

ARTICLE VIII

MISCELLANEOUS

§8.1 Knowledge Qualifier. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the knowledge, information and belief , it shall mean after such due and diligent inquiry as reasonably necessary and appropriate as to the matters that are the subject of such representations and warranties.

§8.2 Professional Expenses. The Stockholders, on the one hand, and the Purchaser, on the other hand, shall each pay all of their own professional expenses relating to negotiating, drafting and closing the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel, financial advisers and accountants.

§8.3 Governing Law. The interpretation and construction of this Agreement and all matters relating hereto shall be governed by the laws of the State of New York without giving effect to conflicts of laws principles.

§8.4 Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related hereto shall be brought in the appropriate courts of the State of New York or the United States District Court for the Southern District of New York. By execution and delivery of the Agreement, each of the parties to this Agreement consents to the exclusive jurisdiction of the aforesaid courts, waives any objection to venue therein and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Process in any such proceeding may be served on any party hereto anywhere. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS WAIVED.

§8.5 Publicity. Except as otherwise required by law or the rules of any stock exchange, or as may be mutually consented and agreed to, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of both the Purchaser and the Company, in the case of any Stockholder, or XTL and a majority in interest of the other Stockholders, in the case of the Purchaser or the Company, to the contents and the manner of presentation and publication thereof.

§8.6    Notices.    Any notice or other communications required or permitted hereunder shall be sufficiently given if delivered in person or sent by express mail or by registered or certified mail, postage prepaid, addressed to the Company or the Purchaser at their respective addresses set forth below, and addressed to any other party hereto at such address as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so personally delivered or received by mail.

To the Purchaser:	Oragenics, Inc. 13700 Progress Boulevard Alachua, Florida 32615 Attn: Robert Zahradnik
To the Company:	iviGene Corporation Attn:

§8.7    Counterparts and Facsimile.    This Agreement may be executed in one or more counterparts and by facsimile, all of which taken together shall constitute one instrument.

§8.8    Entire Agreement.    This Agreement, including the Schedules, certificates and other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

§8.9    Amendments; Waivers.    This Agreement may only be amended by an agreement in writing signed by the Purchaser and the Stockholders. Neither the failure nor any delay by any party in exercising any right hereunder will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.

§8.10    Severability.    In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby. Any provision held invalid, illegal or unenforceable in part will remain in full force and effect to the extent not held invalid, illegal or unenforceable.

§8.11    Rules of Construction.    The normal rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party has been represented by counsel in the drafting and negotiation of this Agreement.

§8.12    Legal Counsel.    The parties acknowledge that Shumaker, Loop & Kendrick, LLP (“Legal Counsel”) prepared this Agreement on behalf of and in the course of its representation of Purchaser and that the parties have been advised by Legal Counsel that (a) a conflict of interest exists between the respective interests of the parties; (b) each party other than the Purchaser should seek the advice of their own separate legal counsel before signing this Agreement, and (c) Legal

Counsel would have a conflict of interest with respect to its representation of Purchaser should it offer any legal advice to any other party as to the advisability of entering into this Agreement. The parties acknowledge and agree that Legal Counsel may be called upon in the future to advise the Purchaser as to the interpretation or enforcement of this Agreement and each party waives any objection they may have in that regard.

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

“COMPANY”		“PURCHASER”

IVIGENE CORPORATION		ORAGENICS, INC.

By:	/s/ Robert T. Zahradnik	By:	/s/ Robert T. Zahradnik

Name:	Robert T. Zahradnik	Name:	Robert T. Zahradnik

Title:	President & Treasurer	Title:	President & Treasurer

“STOCKHOLDERS”

XTL Biopharmaceuticals [Ltd.]	(2,643 shares) (Preferred)

By:	/s/ Ron Bentsur

Name:	Ron Bentsur

Its:	CEO

/s/ Jeffrey Hillman
Jeffrey Hillman	(2,000 shares) (Common)

/s/ Ann Progulske-Fox
Ann Progulske-Fox	(2,000 shares) (Common)

/s/ Martin Handfeld
Martin Handfeld	(2,000 shares) (Common)

/s/ Jeannine Brady
Jeannine Brady	(2,000 shares) (Common)

/s/ Robert Breedlove
Robert Breedlove	(1,000 shares) (Common)

/s/ Robert Stenstrom
Robert Stenstrom	(42 shares) (Common)

AMENDMENT TO

STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (this “Amendment”) effective as of November 6, 2006, is made with respect to that certain Stock Purchase Agreement dated as of September 27, 2006 (the “Purchase Agreement”) by and among ORAGENICS, INC., a Florida corporation (the “Purchaser”), IVIGENE CORPORATION, a Delaware corporation (the “Company”), and the individuals and entities whose names are set forth on the signature pages hereto being all of the holders of all of the issued and outstanding shares of the capital stock of the Company (each a “Stockholder” and collectively, the “Stockholders”).

W I T N E S S E T H:

WHEREAS, the Purchaser, the Company and the Stockholders have agreed to make certain amendments to the Purchase Agreement upon the terms and conditions hereinafter set forth.

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties, intending to be legally bound, hereby agree as follows:

1.	AMENDMENT TO PURCHASE AGREEMENT.

1.1 Amendment to Section 1.4. Section 1.4 shall be deleted in its entirety and the following substituted therefor:

§1.4 Registration Rights.

(d) Within ninety (90) days after the Closing Date, Purchaser shall file a resale shelf registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to register the resale of the shares of common stock (“Purchaser Common Stock”) of the Stockholders on Form S-3 (or any successor form). Purchaser will use its reasonable best efforts to maintain eligibility for registration of the Purchaser Common Stock for resale on Form S-3 (or any successor form), to cause such registration statement to become effective as soon as reasonably practicable after filing and to maintain the effectiveness thereof until the Purchaser Common Stock is eligible for resale pursuant to Rule 144 under the Securities Act. Purchaser will give each Stockholder written notice at least ten (10) business days in advance of the anticipated filing of the registration statement. Upon the written request of any Stockholder given within the five (5) business days after giving of such notice by Purchaser (specifying the number of shares of Purchaser Common Stock proposed to be offered and sold by such Stockholder and setting forth the agreement of such Stockholder to comply with the provisions of this Section 1.4), the Purchaser will, subject to the next sentence, include in such registration statement all of the shares of Purchaser Common Stock that each such Stockholder (“Registrable Shares of Purchaser Common Stock”) has requested to be registered. All expenses of such registration will be borne by the Purchaser, provide that Purchaser will not be liable for (i) underwriting commissions and discounts attributable to the Registrable Shares of Purchase Common Stock or (ii) with the exception of up to $15,000 in fees and disbursements of a single counsel retained to represent the Stockholders requesting the inclusion of Registrable Shares of Purchaser Common Stock in such registration, which counsel will be selected by the holders of a majority of the shares of Registrable Shares of Purchaser Common Stock sought to be included in such registration, the legal and other advisory expenses of the Stockholders.

(e) In connection with the registration to which this Section 1.4 relates, Purchaser will, as expeditiously as reasonably possible:

prepare and file with the Securities and Exchange Commission (the “SEC”) such amendments and supplements to the related registration statement and the prospectus included therein as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such registration statement;

furnish to the Stockholders without charge such number of copies of a prospectus and other documents as they may reasonably request in order to facilitate the disposition of the Registrable Shares of Purchaser Common Stock included in such registration;

notify the Stockholders at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and provide the Stockholders with such amendment or supplement to such prospectus as may be required to ensure that such prospectus does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

cooperate with the Stockholders to facilitate the timely preparation and delivery of certificates representing Registrable Shares of Purchaser Common Stock to be sold, which certificates will not bear any restrictive legends; and

cause the Registrable Shares of Purchaser Common Stock included in such registration statement to be listed on the same principal securities exchange or interdealer quotation system on which Purchaser Common Stock is then listed.

(f) With a view to making available to each Stockholder the benefits of Rule 144 under the Securities Act, Purchaser agrees to:

(i) make and keep public information available (as those terms are defined in Rule 144, including paragraph (c)(2) of such Rule);

(ii) file with the SEC in a timely manner reports and other documents, if any, required of Purchaser under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and comply with all other public information reporting requirements of the SEC that are conditions to the availability of Rule 144;

(iii) furnish to the Stockholders promptly upon request a written statement by the Purchaser as to its compliance with the reporting requirements of Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Purchaser filed with the SEC, if any, and such other reports and documents of the Purchaser as the Stockholders may reasonably request in availing themselves of any rule or regulation of the SEC allowing the Stockholders to sell shares of Purchaser Common Stock without registration; and

(iv) from time to time, upon the request of any Stockholder, cause counsel to the Purchaser promptly to issue, at the expense of the Purchaser, an opinion to the transfer agent for the Purchaser Common Stock and the broker for the applicable Stockholder confirming that shares of Purchaser Common Stock issued hereunder may be sold without registration under the Securities Act pursuant to Rule 144 promulgated under the Securities Act.

(d)(i) The Purchaser will indemnify and hold harmless, to the fullest extent permitted by law, each holder of Registrable Shares of Purchaser Common Stock registered pursuant to this Section 1.4, the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each person who controls such holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, agents, affiliates, advisors, brokers and employees of any such controlling person, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except to the extent the same are based solely upon information with respect to such holder furnished in writing to the Purchaser by such holder expressly for use therein; provided, however, that the Purchaser will not be liable to any holder of Registrable Shares of Purchaser Common Stock to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (A)(i) such holder failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such holder of a Registrable Share of Purchaser Common Stock to the person asserting the claim from which such Losses arise and (ii) the prospectus would have corrected such untrue statement or alleged untrue statement or such omission or alleged omission or (B) such untrue statement or alleged untrue statement or such omission or alleged omission is corrected in an amendment or supplement to the prospectus previously furnished by or on behalf of the Purchaser with copies of the prospectus as so amended or supplemented delivered by the Purchaser, and such holder thereafter fails to deliver such prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Share of Purchaser Common Stock to the person asserting the claim from which such Losses arise; provided, further, however, that the indemnity agreement contained in this Section 1.4(d)(i) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Purchaser (which consent will not be unreasonably withheld). The rights of any holder of Registrable Shares of Purchaser Common Stock hereunder will not be exclusive of the rights of any holder of Registrable Shares of Purchaser Common Stock under any other agreement or instrument of any holder of Registrable Shares of Purchaser Common Stock to which the Purchaser or one of its Affiliates is a party.

(ii) Each holder of Registrable Shares of Purchaser Common Stock registered pursuant to this Section 1.4 will indemnify and hold harmless, to the fullest extent permitted by law, the Purchaser and its Affiliates, the officers, directors and agents, affiliates, advisors, brokers and employees of each of them, each underwriter of securities covered by a registration statement subject to this Section 1.4, each person who controls any such Person (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), the officers, directors, agents, affiliates, advisors, brokers and employees of any such underwriter or controlling person and each other holder of Registrable Shares of Purchaser Common Stock, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent the same are based upon information with respect to such holder furnished in writing to the Purchaser by such holder expressly for use therein and was relied on by the Purchaser in the preparation thereof; provided, however, that the indemnity agreement contained in this Section 1.4(d)(ii) will not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of such holder of Registrable Shares of Purchaser Common Stock (which consent will not be unreasonably withheld). The rights of the Purchaser and its Affiliates hereunder will not be exclusive of the rights of the Purchaser and its Affiliates under any other agreement or instrument of the Purchaser or any of its Affiliates to which any holder of Registrable Shares of Purchaser Common Stock is a party. In no event will the liability of any selling holder of Registrable Shares of Purchaser Common Stock hereunder be greater in amount than the dollar amount of proceeds (net of payment of all expenses and underwriters’ discounts and commissions) received by such holder upon the sale of the Registrable Shares of Purchaser Common Stock giving rise to such indemnification obligation.

2.	GENERAL

2.1 Full Force and Effect. Except as expressly amended hereby, the Purchase Agreement shall continue in full force and effect in accordance with the provisions thereof.

2.2 Governing Law. This Amendment shall be construed, interpreted, and governed in accordance with the laws of the State of Florida.

2.3 Headings. The headings of this Amendment are for the purposes of reference only and shall not affect the construction of the Amendment.

2.4 Effectiveness. This Amendment shall be deemed fully effective as of the date first above written.

2.5 Counterparts. This Amendment may be executed in one or more counterparts all of which taken together shall constitute one and the same instrument. Parties agree that facsimile signatures shall have the same force and effect as original signatures.

[THE REMAINDER OF THIS PAGE IS BLANK AND THE SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

“COMPANY”		“PURCHASER”

IVIGENE CORPORATION		ORAGENICS, INC.

By:	/s/ Robert T. Zahradnik	By:	/s/ Robert T. Zahradnik

Name:	Robert T. Zahradnik	Name:	Robert T. Zahradnik

Title:	President & Treasurer	Title:	President & Treasurer

“STOCKHOLDERS”

XTL Biopharmaceuticals [Ltd.]	(2,643 shares) (Preferred)

By:	/s/ Ron Bentsur

Name:	Ron Bentsur

Its:	CEO

/s/ Jeffrey Hillman
Jeffrey Hillman	(2,000 shares) (Common)

/s/ Ann Progulske-Fox
Ann Progulske-Fox	(2,000 shares) (Common)

/s/ Martin Handfeld
Martin Handfeld	(2,000 shares) (Common)

/s/ Jeannine Brady
Jeannine Brady	(2,000 shares) (Common)

/s/ Robert Breedlove
Robert Breedlove	(1,000 shares) (Common)

/s/ Robert Stenstrom
Robert Stenstrom	(42 shares) (Common)